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Filed Pursuant to Rule 424(b)(7)
Registration No. 333-215858

PROSPECTUS SUPPLEMENT
(To prospectus dated September 19, 2017)

Liberty Media Corporation

7,121,939 Shares of

Series C Liberty Formula One Common Stock

        This prospectus supplement (this "prospectus supplement") supplements information contained in the prospectus dated September 19, 2017 (the "Prospectus"), as supplemented by the prospectus supplement dated September 19, 2017, which forms a part of the Registration Statement on Form S-3 (File No. 333-215858) of Liberty Media Corporation ("Liberty Media") filed with the Securities and Exchange Commission on February 2, 2017, as amended by Post-Effective Amendment No. 1, filed with the Securities and Exchange Commission on September 19, 2017, and covers the resale from time to time by the selling stockholders named in this prospectus supplement (the "Selling Stockholders") of up to an aggregate of 7,121,939 shares of Liberty Media Corporation ("Liberty Media") Series C Liberty Formula One common stock, par value $0.01 per share ("FWONK").

        This prospectus supplement modifies, supersedes and supplements information contained in the Prospectus with respect to the Selling Stockholders. This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

        Investing in these securities involves risks. You should carefully consider the matters described under the caption "Risk Factors" beginning on page 7 of the accompanying base prospectus.

        None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 13, 2017.

 ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is being filed to amend and supplement in its entirety the information that appears under the caption "Selling Stockholders" in the Prospectus. Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING STOCKHOLDERS

        This prospectus supplement and the accompanying base prospectus relate in part to the offer and sale by the Selling Stockholders of 7,121,939 shares of FWONK, which are comprised of (i) shares of FWONK issued to the Selling Stockholders at the Second Closing of the Formula 1 Acquisition and that remain unsold as of the date of this prospectus supplement and (ii) the maximum number of shares of FWONK issuable upon the exchange of Exchangeable Notes issued to the Selling Stockholders at the Second Closing of the Formula 1 Acquisition and that remain outstanding as of the date of this prospectus supplement. The shares of FWONK offered pursuant to this prospectus supplement and the accompanying base prospectus were issued to the Selling Stockholders in transactions that were exempt from the registration requirements of the Securities Act. See "The Company—Description of the Formula 1 Acquisition" in the accompanying base prospectus for additional information regarding the Formula 1 Acquisition.

        In connection with the closing of the Formula 1 Acquisition, we entered into the Shareholders Agreement with the Formula 1 Selling Shareholders. Pursuant to the Shareholders Agreement, we agreed to file the registration statement of which the accompanying base prospectus forms a part covering, in part, the resale of the shares of FWONK offered by the Selling Stockholders. In connection with an offering of shares of FWONK by certain Formula 1 Selling Shareholders that closed on September 22, 2017, the relevant parties agreed to amend and restate the Shareholders Agreement (the "Amended Shareholders Agreement"). Pursuant to the Amended Shareholders Agreement, the Company is obligated to maintain in effect the Transaction Shelf Registration Statement (as defined below) until there are no longer registrable securities covered by the Amended Shareholders Agreement, and is obligated to file this prospectus supplement covering the resale from time to time by the Selling Stockholders of the shares of FWONK covered hereby. See "—The Shareholders Agreement" for additional information regarding the Shareholders Agreement.

        In the table below, the percentages of outstanding shares of FWONK held by each Selling Stockholder prior to and after this offering are based on 201,485,870 shares of FWONK issued and outstanding as of November 13, 2017, plus an additional 1,227,221 shares of FWONK, which may be issued to the Selling Stockholders upon the exchange of their Exchangeable Notes from time to time. The number of shares offered by the Selling Stockholders may be increased or decreased depending upon various factors, including market conditions. Unless otherwise noted, the principal address of each Selling Stockholder is No. 2 St. James's Market, St. James's, London SQ1Y 4AH.

Name	Number of shares of FWONK beneficially owned prior to offering**	Number of shares of FWONK that may be sold in offering**	Number of shares of FWONK beneficially owned after the offering**	Percentage of outstanding shares of FWONK prior to the offering***	Percentage of outstanding shares of FWONK after the offering***
Duncan Llowarch(1)	187,993	187,993	—	*	—
Sacha Woodward Hill(2)	96,265	96,265	—	*	—
Richard David Thomsen(3)	4,200	4,200	—	*	—
Peter Brabeck-Letmathe(4)	596,727	596,727	—	*	—
Norges Bank(5)	3,499,342	3,214,593	284,749	1.73%	*
Waddell & Reed/Ivy Investments Funds(6)	1,381,428	1,381,428	—	*	—
Fédération Internationale de l'Automobile(7)	905,687	905,687	—	*	—
Churchill Capital Limited(8)	502,354	502,354	—	*	—
Ferrari S.p.A.(9)	186,328	186,328	—	*	—
Missouri Local Government Employees Retirement System(10)	33,597	33,597	—	*	—
Transamerica BlackRock Global Allocation Liquidating Trust(11)	12,767	12,767	—	*	—

*
Less than 1%.

**
Includes shares of FWONK issuable upon exchange of the Exchangeable Notes, based on the maximum number issuable. Please see "Selling Stockholders—The Exchangeable Notes" in the accompanying base prospectus.

***
The shares of FWONK issuable upon the exchange of the Exchangeable Notes are deemed to be outstanding and beneficially owned by the person holding the Exchangeable Notes for the purpose of computing the percentage of beneficial ownership of shares of FWONK for that person and any group of which that person is a member, but are not deemed outstanding for purposes of computing the percentage of beneficial ownership for any other person. As such, in calculating the percentage of shares of FWONK beneficially owned by each Selling Stockholder, we have assumed that only such Selling Stockholder exchanged Exchangeable Notes for shares of FWONK and that no other person made a similar exchange.

(1)
Mr. Llowarch is the Chief Financial Officer of our consolidated subsidiary, Formula 1. Mr. Llowarch also served in that position prior to the completion of the Formula 1 Acquisition.

(2)
Ms. Woodward Hill serves as the General Counsel of our consolidated subsidiary, Formula 1. Ms. Woodward Hill also served in that position prior to the completion of the Formula 1 Acquisition.

(3)
Mr. Thomsen serves as Deputy CFO of our consolidated subsidiary, Formula 1. Mr. Thomsen also served as Director of Finance, a substantially similar position, prior to the completion of the Formula 1 Acquisition.

(4)
Mr. Brabeck-Letmathe serves as a director on the Board of Directors of Delta Topco Limited, the parent company in the group of companies comprising Formula 1 ("Delta Topco"). Prior to the completion of the Formula 1 Acquisition, Mr. Brabeck-Letmathe served as the Chairman of the Board of Directors of Delta Topco. The address of Mr. Brabeck-Letmathe is c/o Nestlé S.A., Avenue Nestlé 55, 1800 Vevey, Switzerland.

(5)
Norges Bank owns a total of 3,499,342 shares of FWONK, of which 22,466 shares are in Norges Bank's Foreign Exchange Reserves and 3,476,876 shares are in the Government Pension Fund Global (including the 3,214,593 shares of FWONK being registered hereby). Norges Bank serves as the operational manager with power to direct investments and sole power to vote the shares of FWONK held for the benefit of the State of Norway's Government Pension Fund Global. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Norges Bank may be deemed to be the beneficial owner of all of the shares of FWONK listed above; however, Norges Bank expressly disclaims that it is, in fact, the beneficial owner of securities held for the State of Norway Government Pension Fund Global. The address of Norges Bank is Bankplassen 2, 0151 Oslo, Norway.

(6)
Of the shares referenced herein, 1,057,593 are beneficially owned by Ivy Asset Strategy Fund, 153,073 are beneficially owned by Waddell & Reed Advisors Wilshire Global Allocation Fund, 83,495 are beneficially owned by Ivy VIP Asset Strategy, 87,238 are beneficially owned by JNL/FPA + Doubleline Flexible Allocation Fund (f/k/a JNL/Ivy Asset Strategy Fund), and 29 are beneficially owned by Waddell & Reed Investment Management Company. Any sales of such shares under this offering will be made pro rata amongst such beneficial owners. Ivy Investment Management Company is the investment adviser with respect to the shares of FWONK held by each of Ivy Asset Strategy Fund, Ivy VIP Asset Strategy and JNL/FPA + Doubleline Flexible Allocation Fund (f/k/a JNL/Ivy Asset Strategy Fund) and may be deemed to be the beneficial owner of such shares. Waddell & Reed Investment Management Company is the investment adviser with respect to shares of FWONK held by Waddell & Reed Advisors Wilshire Global Allocation Fund and may be deemed to be the beneficial owner of such shares. Timothy R. Burger, Assistant Vice President of Waddell & Reed Investment Management Company and Ivy Investment Management Company, served on the Board of Directors of Delta Topco until his resignation, effective as of September 22, 2017. The address of each of these funds and the applicable investment managers is 6300 Lamar Avenue, Overland Park, KS 66202.

(7)
Of the shares referenced herein, 877,562 are beneficially owned by Fédération Internationale de l'Automobile (France) and 28,125 are beneficially owned by Fédération Internationale de l'Automobile (Switzerland). The address of each of these entities is 8 place de la Concorde, 75008 Paris, France.

(8)
Based on publicly available information, the address of Churchill Capital Limited is P.O. Box 532, Channel House, 7 Esplanade, St. Helier, Jersey JE4 5UW, Channel Islands.

(9)
Sergio Marchionne, Chairman and Chief Executive Officer of Ferrari S.p.A., serves on the Board of Directors of Delta Topco Limited. The address of Ferrari S.p.A. is Via Emilia Est 1163, 41100 Modena, Italy.

(10)
The address of Missouri Local Government Employees Retirement System is 701 West Main Street, P.O. Box 1665, Jefferson City, MO 65102.

(11)
This fund is managed, advised or sub-advised by a subsidiary of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such entity. On behalf of such entity, the applicable portfolio managers as managing directors of such entity, has voting and investment power over the referenced shares held by this fund. Such portfolio managers expressly disclaim beneficial ownership of all shares held by this fund. This fund holds the referenced shares as successor to Transamerica Global Allocation Fund of Transamerica Funds. The address of this fund, such subsidiary and such applicable portfolio managers is either 55 East 52nd Street, New York, NY 10055 or 1 University Square Drive, Princeton, NJ 08540. Shares being offered for resale may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

The Formula 1 Acquisition

        The shares of FWONK to which this prospectus supplement and accompanying base prospectus relate are comprised of (i) 5,894,718 shares of FWONK issued to the Selling Stockholders at the Second Closing of the Formula 1 Acquisition and which remain unsold as of the date of this prospectus supplement and (ii) 1,227,221 shares of FWONK issuable upon the exchange of Exchangeable Notes issued to the Selling Stockholders at the Second Closing of the Formula 1 Acquisition and which remain outstanding as of the date of this prospectus supplement. Such shares of FWONK constituted a portion of the purchase price payable to the Formula 1 Selling Shareholders in exchange for 100% of the fully-diluted equity interests in Delta Topco (other than a nominal number of equity securities held by the Teams).

        See "The Company—Description of the Formula 1 Acquisition" in the base prospectus forming a part of the Prospectus and "Appendix: Business and Financial Information of Formula 1" to the prospectus supplement dated September 19, 2017 for additional information.

The Shareholders Agreement

        In connection with the closing of the Formula 1 Acquisition, we entered into the Shareholders Agreement. Pursuant to the Shareholders Agreement, we agreed to file, as soon as reasonably practicable on or following the date of the Second Closing, a shelf registration statement on Form S-3 with the SEC with respect to the registration under the Securities Act of shares of FWONK comprised of (i) all shares of FWONK issued to the Formula 1 Selling Shareholders at the Second Closing of the Formula 1 Acquisition and (ii) approximately 15.7 million shares of FWONK, equaling the maximum number of shares of FWONK issuable upon the exchange of the Exchangeable Notes issued to the Formula 1 Selling Shareholders (the "Transaction Shelf Registration Statement"). Additionally, under the Shareholders Agreement, any Formula 1 Selling Shareholder party thereto was entitled to five demand registrations and unlimited piggyback registration rights to sell all or a portion of the shares held by such Formula 1 Selling Shareholder that are issued pursuant to the Second SPA or issued in exchange for Exchangeable Notes and that had not been transferred ("registrable securities") pursuant to a registration statement filed by Liberty Media.

        In connection with the an offering of shares of FWONK by certain Formula 1 Selling Shareholders that closed on September 22, 2017, the relevant parties entered into the Amended Shareholders

Agreement. Pursuant to the Amended Shareholders Agreement, the Company is obligated to maintain in effect the Transaction Shelf Registration Statement (as defined below) until there are no longer registrable securities covered by the Amended Shareholders Agreement, and is obligated to file this prospectus supplement covering the resale from time to time by the Selling Stockholders of the shares of FWONK covered hereby. The Formula 1 Selling Shareholders are no longer entitled to demand registrations or piggyback registration rights, and no longer have certain other rights to which they were entitled under the Shareholders Agreement.

        The Amended Shareholders Agreement also includes provisions regarding our and the Selling Stockholders' mutual indemnification rights and obligations relating to the registration of the Selling Stockholders' shares of FWONK. Under the Amended Shareholders Agreement, we agreed to indemnify and hold harmless each Selling Stockholder named in this prospectus supplement to the fullest extent lawful against damages, directly or indirectly caused by, relating to, arising out of, based upon or in connection with any untrue statement of material fact (or alleged untrue statement of material fact) in this prospectus supplement and accompanying base prospectus, or any amendment or supplement hereto or thereto, or any omission or alleged omission to state a material fact required to be stated in this prospectus supplement and accompanying base prospectus, or any amendment or supplement hereto or thereto, necessary to make the statements herein, in light of the circumstances under which they were made, not misleading. Our obligations to indemnify the Selling Stockholders will not extend to any damages to a Selling Stockholder directly caused by a statement or omission in this prospectus supplement and accompanying base prospectus, or any amendment or supplement hereto or thereto, made in reliance upon and in conformity with written information furnished to Liberty Media by the Selling Stockholder or on such Selling Stockholder's behalf, in either case expressly for use herein or therein, or in any amendment or supplement hereto or thereto, relating to the Selling Stockholder. Similarly, under the Amended Shareholders Agreement, the Selling Stockholders agreed to indemnify us (and our officers, directors, controlling affiliates and affiliates of the foregoing) against any and all damages to the extent directly caused by any untrue statement of material fact (or alleged untrue statement of material fact) or any omission or alleged omission to the extent such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Liberty Media by the Selling Stockholder or on such Selling Stockholder's behalf, in either case expressly for use in this prospectus supplement and accompanying base prospectus, or any amendment or supplement hereto or thereto. Each Selling Stockholder's obligation to indemnify us is limited to the net proceeds received by such Selling Stockholder from the sale of registrable securities related to the matter in which damages are sought.

        The foregoing description describes certain material terms of the Amended Shareholders Agreement. This summary is not complete and it is qualified in its entirety by reference to the Amended Shareholders Agreement, which is incorporated by reference as Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on September 22, 2017.

PROSPECTUS

LIBERTY MEDIA CORPORATION

Up to 24,819,275 Shares of Series C Liberty Formula One Common
Stock by the Selling Stockholders

        This prospectus relates to the offer and sale of up to 24,819,275 shares of Liberty Media Corporation ("Liberty Media") Series C Liberty Formula One common stock, par value $0.01 per share ("FWONK"), which may be sold from time to time by the selling stockholders to be named in a prospectus supplement (each, a "Selling Stockholder").

        The Selling Stockholders may offer and sell the shares of FWONK offered hereby at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers or agents or through any of the other means described in this prospectus under the caption "Plan of Distribution." The Selling Stockholders will bear all discounts, concessions or commissions attributable to the sale or disposition of their shares of FWONK offered and sold hereby.

        We will not receive any of the proceeds from the sale of shares of FWONK by the Selling Stockholders. See "Plan of Distribution." We are, however, responsible for expenses incident to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of the shares of FWONK by Liberty Media and the Selling Stockholders.

        This prospectus describes the general manner in which the shares of FWONK may be offered and sold by the Selling Stockholders. We will provide supplements to this prospectus describing the specific manner in which the shares of FWONK may be offered and sold to the extent required by law.

        Shares of FWONK are listed on The Nasdaq Global Select Market ("Nasdaq") under the symbol "FWONK." On September 18, 2017, the last sale price of shares of FWONK as reported on Nasdaq was $38.78 per share.

        Investing in our securities involves risks. You should carefully consider the matters described under the caption "Risk Factors" beginning on page 7 of this prospectus.

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400, and our company website is located at www.libertymedia.com. The information contained on our website is not a part of this prospectus.

        Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 19, 2017.

        You should rely only on the information we have provided or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the Selling Stockholders have authorized any person to provide you with any additional or different information or to make any representations other than those contained in this prospectus and any prospectus supplement. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover page of this prospectus or such prospectus supplement or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we have filed with the Commission using a "shelf" registration process. Under this shelf registration process, the Selling Stockholders may sell, in one or more offerings from time to time, up to an aggregate of 24,819,275 shares of FWONK, as described in this prospectus. This prospectus provides you with a general description of us and the securities offered under this prospectus.

        We will not receive any proceeds from the sale of shares of FWONK by the Selling Stockholders. The Selling Stockholders may sell their shares of FWONK through any means described below under the heading "Plan of Distribution."

        At the time that any particular offering of shares of FWONK is made, to the extent required by the Securities Act, the Selling Stockholders will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and any documents we incorporate by reference into this prospectus which are described under the heading "Where to Find More Information" before you make an investment decision.

        The shares of FWONK offered under this prospectus by the Selling Stockholders (i) were issued to the Selling Stockholders by us at the Second Closing (as defined herein) or (ii) may be issued to the Selling Stockholders upon exchange of the Exchangeable Notes (as defined herein) issued to the Selling Stockholders at the Second Closing, and constituted a portion of the purchase price paid to the Selling Stockholders under the Second SPA (as defined herein) in connection with the Formula 1 Acquisition (as defined herein), as further described in this prospectus under the headings "The Company—Description of the Formula 1 Acquisition" and "Selling Stockholders."

 THE COMPANY

        The following summary highlights selected information included or incorporated by reference in this prospectus to help you understand our Company and shares of FWONK. For a more complete understanding of our Company and shares of FWONK, we encourage you to read this entire document and the information incorporated by reference herein, including the financial statements of the Company and the notes thereto. All references in this prospectus to the "Company," "Liberty Media," "we," "our" and "us" and words of similar effect refer to Liberty Media Corporation, and, unless the context otherwise requires, its consolidated subsidiaries.

Our Capital Structure

        Under our current restated certificate of incorporation (our "current charter"), our common stock is comprised of three tracking stocks, with each tracking stock divided into three series. Our tracking stocks, which are designated the Liberty SiriusXM common stock, the Liberty Braves common stock and the Liberty Formula One common stock, are intended to track and reflect the separate economic performance of the businesses, assets and liabilities attributed to the Liberty SiriusXM Group, the Braves Group and the Formula One Group, respectively. While each group has a separate collection of businesses, assets and liabilities attributed to it, none of these groups is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Hence, holders of our Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have no direct claim to the relevant group's assets, and are not represented by a separate board of directors. Instead, holders of those stocks are stockholders of Liberty Media Corporation, with a single board of directors and subject to all of the risks and liabilities of Liberty Media as a whole.

        At a special meeting of stockholders of the Company held on January 17, 2017, our stockholders approved the adoption of an amendment and restatement of our then-existing charter (1) to change the name of the "Media Group" to the "Formula One Group," (2) to change the name of the "Liberty Media common stock" to the "Liberty Formula One common stock," (3) to reclassify each share of each series of our existing Liberty Media common stock into one share of the corresponding series of Liberty Formula One Common Stock solely to effect the name change and (4) to make certain conforming changes (the "group name change"). The current charter was filed with the Secretary of State of the State of Delaware on January 24, 2017 and gave effect to the group name change.

        The Liberty SiriusXM common stock tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the Liberty SiriusXM Group, which includes, among other things, Liberty Media's approximate 68.55% interest in SIRIUS XM Holdings Inc. ("Sirius XM") as of June 30, 2017. The Liberty Braves common stock tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the Braves Group, which includes, among other things, Liberty Media's wholly owned subsidiary Braves Holdings, LLC ("Braves Holdings"), which indirectly owns the Atlanta Braves Major League Baseball club (the "Braves"). The Liberty Formula One common stock, which includes FWONK, tracks and reflects the separate economic performance of the businesses, assets and liabilities attributed to the Formula One Group, which includes the remainder of Liberty Media's businesses, assets and liabilities not attributed to the Liberty SiriusXM Group or the Braves Group, including, among other things, Liberty Media's consolidated subsidiary Delta Topco Limited, the parent company of Formula 1 ("Delta Topco"), and Liberty Media's approximate 34% interest in Live Nation as of June 30, 2017 and 15.5% inter-group interest in the Braves Group as of June 30, 2017.

Our Business

        We own controlling and non-controlling interests in a broad range of media, communications and entertainment companies. Through our subsidiaries and affiliates, we principally operate in North

America. Our principal businesses and assets include our consolidated subsidiaries Sirius XM, Braves Holdings and Delta Topco, the parent company of Formula 1. In addition to the foregoing businesses, we hold ownership interests in Live Nation Entertainment, Inc. ("Live Nation") and, through Sirius XM, SIRIUS XM Canada, and we maintain investments in "available for sale" securities and related financial instruments in public companies such as Time Warner, Inc. ("Time Warner") and Viacom, Inc. ("Viacom"). Our business strategy and that of our subsidiaries and business affiliates includes selective acquisitions or other strategic initiatives focused on business expansion.

        Sirius XM.    Sirius XM provides a subscription based satellite radio service. Sirius XM transmits music, sports, entertainment, comedy, talk, news, traffic and weather channels, as well as infotainment services in the United States on a subscription fee basis through its two proprietary satellite radio systems—the Sirius system and the XM system. Subscribers can also receive their music and other channels, plus features such as SiriusXM On Demand and MySXM, over Sirius XM's Internet radio service, including through applications for mobile devices, home devices and other consumer electronic equipment. Sirius XM is also a leader in providing connected vehicle services. Sirius XM's connected vehicle services are designed to enhance the safety, security and driving experience for vehicle operators while providing marketing and operational benefits to automakers and their dealers. Sirius XM has agreements with every major automaker to offer satellite radios in their vehicles from which Sirius XM acquires the majority of its subscribers. It also acquires subscribers through marketing to owners and lessees of previously owned vehicles that include factory-installed satellite radios that are not currently subscribing to Sirius XM services. Additionally, Sirius XM distributes its radios through retailer stores nationwide and through its website. Satellite radio services are also offered to customers of certain rental car companies.

        Our consolidated subsidiary Sirius XM is attributed to our Liberty SiriusXM Group.

        Braves Holdings.    Braves Holdings is our wholly owned subsidiary that indirectly owns and operates the Braves and five minor league baseball clubs (the Gwinnett Braves, the Mississippi Braves, the Rome Braves, the Danville Braves and the GCL Braves). Braves Holdings also operates a baseball academy in the Dominican Republic and leases a baseball facility from a third party in connection with its academy. Braves Holdings had exclusive operating rights to Turner Field, the home stadium of the Atlanta Braves, until December 31, 2016 pursuant to an Operating Agreement with the Atlanta Fulton County Recreation Authority. Effective for the 2017 season, the Braves relocated into a new ballpark located in Cobb County, a suburb of Atlanta. The facility is leased from Cobb County, Cobb-Marietta Coliseum and Exhibit Hall Authority and will offer a range of activities and eateries for fans. Braves Holdings and its affiliates participated in the construction of the new stadium and are participating in the construction of an adjacent mixed-use development project, which we refer to as the Development Project.

        Our wholly owned subsidiary Braves Holdings is attributed to our Braves Group.

        Formula 1.    As discussed further below under "—Description of the Formula 1 Acquisition," in January 2017, we acquired 100% of the fully diluted equity interests of Delta Topco, the parent company of the group of companies that exploit exclusive commercial rights pertaining to the FIA Formula One World Championship® (the "World Championship") (such companies, together with Delta Topco, "Formula 1"), other than a nominal number of equity securities held by the Teams (as defined below). The World Championship is an annual, approximately nine-month long, motor race-based competition in which teams (the "Teams") compete for the Constructors' Championship and drivers compete for the Drivers' Championship. The World Championship is a global series with a varying number of events ("Events") taking place in different countries around the world each season. During 2016, 21 Events took place in 21 countries across Europe, Asia-Pacific, the Middle East and North and South America. Formula 1 is followed by hundreds of millions of television viewers in over 200 territories, and Formula 1's largest Events have hosted live audiences of up to 350,000 on race weekends, such as the British Grand Prix at the Silverstone circuit and the Mexican Grand Prix at the Autódromo Hermanos Rodríguez.

        For additional information about Formula 1, please see Item 1 ("Business") of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the information contained in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein.

        Our consolidated subsidiary Delta Topco is attributed to our Formula One Group.

        Live Nation.    We beneficially owned approximately 34% of the issued and outstanding shares of Live Nation common stock as of June 30, 2017. Live Nation is considered the world's largest live entertainment company and seeks to innovate and enhance the live entertainment experience for artists and fans before, during and after the show. Live Nation has four business segments: concerts; sponsorship and advertising; ticketing and artist nation.

        Our equity affiliate Live Nation is attributed to our Formula One Group.

        Time Warner.    As of June 30, 2017, we beneficially owned 4,252,831 shares of Time Warner common stock, representing less than 1% of the outstanding common stock of Time Warner. Of the shares we beneficially own, 464,323 have been pledged as collateral to secure obligations of certain subsidiaries of Braves Holdings pursuant to credit facilities entered into by those subsidiaries to fund certain costs of the Development Project.

        Our shares of Time Warner common stock are attributed to our Formula One Group.

Description of the Formula 1 Acquisition

        The following describes certain material terms of, and documents and agreements related to, the Formula 1 Acquisition (as defined below). This summary is not complete and it is qualified in its entirety by reference to the Second SPA (as defined below), which is incorporated by reference as Exhibit 10.57 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the documents that are incorporated herein by reference.

        On September 7, 2016, Liberty Media entered into two definitive stock purchase agreements relating to the purchase by our indirect wholly-owned subsidiary, Liberty GR Cayman Acquisition Company, a company registered in the Cayman Islands (the "Buyer"), of 100% of the fully diluted equity interests of Delta Topco, other than a nominal number of equity securities held by the Teams (the "Formula 1 Acquisition"). For the purposes of this prospectus, references to "F1 Shares" include outstanding ordinary shares in Delta Topco, and references to "F1 Loan Notes" include the 10% unsecured loan notes due November 24, 2060, issued by Delta Topco pursuant to an unsecured loan note instrument dated November 24, 2006, as amended and restated from time to time.

        On September 7, 2016, Liberty Media, the Buyer, Formula 1 and certain selling shareholders of Formula 1 (the "Initial Sellers") entered into the first stock purchase agreement (the "First SPA"), pursuant to which the Buyer purchased 18.7% of the fully diluted F1 Shares and F1 Loan Notes from the Initial Sellers for an aggregate purchase price of approximately $746 million (the F1 Shares and the F1 Loan Notes purchased pursuant to the First SPA hereinafter referred to as the "initial securities"). The transactions contemplated by the First SPA were consummated on September 7, 2016, immediately following its execution and delivery (the "First Closing").

        Pursuant to the First SPA, on October 27, 2016, the Buyer purchased additional F1 Shares and F1 Loan Notes (the "additional securities") from certain of the Initial Sellers to increase its ownership percentage in Formula 1 to approximately 19.1% of the fully diluted F1 Shares and F1 Loan Notes outstanding on the closing of the purchase of the additional securities (the "Additional Closing"). The aggregate purchase price paid at the Additional Closing was approximately $13 million.

        Also on September 7, 2016, Liberty Media, the Buyer, Formula 1 and the Initial Sellers entered into the second stock purchase agreement (the "Second SPA"). Pursuant to the Second SPA, the other shareholders of Formula 1 (together with the Initial Sellers, the "Selling Stockholders") (i) entered into a deed of adherence to the Second SPA before the closing of the Second SPA (the "Second Closing") or (ii) became bound by the terms of the Second SPA pursuant to a drag along notice issued by Formula 1 pursuant to Formula 1's Articles of Association. Pursuant to the Second SPA:

  •
  the purchase and sale of the initial securities and the additional securities consummated pursuant to the First SPA was unwound in full immediately prior to the Second Closing;

  •
  the amount of cash paid to the Initial Sellers at the First Closing and the Additional Closing was credited against the amount of cash payable at the Second Closing;

  •
  immediately following the unwind of the First Closing and the Additional Closing, and prior to the Second Closing, a substantial portion of the issued and outstanding F1 Loan Notes were converted into additional F1 Shares and the remaining portion of the issued and outstanding F1 Loan Notes were converted into subordinated exchangeable debt instruments (the "Exchangeable Notes") issued by Delta Topco in an aggregate principal amount of approximately $351 million through an amendment and restatement to the existing loan note instrument constituting the F1 Loan Notes; and

  •
  the Buyer acquired from the Selling Stockholders 100% of the fully diluted F1 Shares (other than a nominal number of equity securities held by the Teams).

        Pursuant to the Second SPA, following the request of a nominee appointed by the Selling Stockholders (the "Sellers' Representative"), on December 13, 2016, Liberty Media entered into investment agreements (the "Investment Agreements") with certain third party investors pursuant to which such third party investors agreed to purchase approximately 62 million shares of FWONK at a price of $25.00 per share, for an aggregate purchase price of $1.55 billion. The transactions contemplated by the Investment Agreements were consummated concurrently with the Second Closing. The net proceeds received under the Investment Agreements were used to fund a portion of the cash consideration payable to the Selling Stockholders at the Second Closing, and increased such cash consideration by an amount equal to the proceeds received by Liberty Media pursuant to the Investment Agreements (less selling expenses) and decreased the number of shares of FWONK otherwise issuable to the Selling Stockholders by the number of shares of FWONK actually sold pursuant to the Investment Agreements. Liberty Media did not retain any proceeds from the sale of shares of FWONK to the third party investors pursuant to the Investment Agreements.

        At the Second Closing, pursuant to a side letter entered into with the Sellers' Representative under the Second SPA, we purchased approximately 19 million shares of FWONK at the $21.26 reference price, thereby increasing the cash consideration payable to the Selling Stockholders by $400 million. A portion of the net proceeds from Liberty Media's private offering of $450 million aggregate principal amount of its 1.0% cash convertible senior notes due 2023, which closed on January 23, 2017, was used to fund the increase in the cash consideration to the Selling Stockholders. These shares of FWONK were reserved by Liberty Media in treasury for possible issuance to the Teams but have since been retired. The aggregate number of shares of FWONK issued at the Second Closing did not change as a result of this transaction. Only the allocation of the approximately 137 million shares of FWONK changed as follows: approximately 56 million to the Selling Stockholders, approximately 62 million to the third party investors and approximately 19 million into treasury (all of which approximately 19 million shares have subsequently been retired).

        The Second Closing was completed on January 23, 2017. The aggregate purchase price paid to the Selling Stockholders under the Second SPA was approximately $4.4 billion (calculated at the time of transaction announcement, assuming a valuation for the shares of FWONK of $21.26), consisting of:

  •
  $3.05 billion in cash (including the cash paid to the Initial Sellers at the First Closing and the Additional Closing);

  •
  approximately $351 million in principal amount of the Exchangeable Notes (which consisted of outstanding F1 Loan Notes that were converted upon the Second Closing); and

  •
  approximately 56 million newly issued shares of FWONK.

Corporate Information

        Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400.

RISK FACTORS

        An investment in shares of FWONK involves risk. Before investing in shares of FWONK, you should carefully consider the information incorporated by reference or included in this prospectus, including the risk factors described in Item 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") of Part II and Item 1A ("Risk Factors") of Part I of our annual report on Form 10-K for the year ended December 31, 2016 and in Item 1A ("Risk Factors") of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, together with the matters addressed in the section of this prospectus entitled "Cautionary Note Regarding Forward Looking Statements." Such risks are not the only ones that relate to our businesses and capitalization. The risks incorporated by reference herein are considered to be the most material. However, there may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that also could have material adverse effects on our businesses. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. If any of the events described in the documents incorporated by reference herein were to occur, our businesses, prospects, financial condition, results of operations and/or cash flows could be materially adversely affected, which in turn could have a material adverse effect on the value of our common stock, including shares of FWONK. See "Where to Find More Information."

 CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        Certain statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our business, product and marketing strategies; new service offerings; revenue growth and subscriber trends at Sirius XM; the recoverability of our goodwill and other long-lived assets; the performance of our equity affiliates; our projected sources and uses of cash; Sirius XM's stock repurchase program; the anticipated non-material impact of certain contingent liabilities related to legal and tax proceedings; the integration of Delta Topco and by extension Formula 1; and other matters arising in the ordinary course of business. In particular, statements incorporated by reference in "Risk Factors" contain forward-looking statements. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. The following include some but not all of the factors (as they relate to our consolidated subsidiaries and equity affiliates) that could cause actual results or events to differ materially from those anticipated:

  •
  consumer demand for our products and services and our ability to adapt to changes in demand;

  •
  competitor responses to our products and services;

  •
  uncertainties inherent in the development and integration of new business lines and business strategies;

  •
  uncertainties associated with product and service development and market acceptance, including the development and provision of programming for satellite radio and telecommunications technologies;

  •
  our significant dependence upon automakers;

  •
  our ability to attract and retain subscribers in the future is uncertain;

  •
  our future financial performance, including availability, terms and deployment of capital;

  •
  the integration of Formula 1;

  •
  our ability to successfully integrate and recognize anticipated efficiencies and benefits from the businesses we acquire;

  •
  the ability of suppliers and vendors to deliver products, equipment, software and services;

  •
  interruption or failure of our information technology and communication systems, including the failure of SIRIUS XM's satellites, could negatively impact our results and brand;

  •
  changes and uncertainties in the market for music rights;

  •
  the outcome of any pending or threatened litigation;

  •
  availability of qualified personnel;

  •
  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission and consumer protection laws, and adverse outcomes from regulatory proceedings;

  •
  rapid technological and industry changes;

  •
  changes in the nature of key strategic relationships with partners, vendors and joint ventures;

  •
  general economic and business conditions and industry trends;

  •
  consumer spending levels, including the availability and amount of individual consumer debt;

  •
  harmful interference our businesses' service may experience from new wireless operations

  •
  impairments by third-party intellectual property rights;

  •
  our indebtedness could adversely affect the operations and could limit the ability of our subsidiaries to react to changes in the economy or our industry;

  •
  failure to protect the security of personal information about our customers, subjecting us to potentially costly government enforcement actions or private litigation and reputational damage;

  •
  capital spending for the acquisition and/or development of telecommunications networks and services;

  •
  the impact of AT&T's agreement to acquire Time Warner (as defined herein) on our 2.25% Exchangeable Senior Debentures due 2046;

  •
  the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate; and

  •
  natural catastrophes, threatened terrorist attacks, political unrest in international markets and ongoing military action around the world.

For additional risk factors, please see "Risk Factors" above and Item 7 ("Management's Discussion and Analysis of Financial Condition and Results of Operations") of Part II and Item 1A ("Risk Factors") of Part I of our Annual Report on Form 10-K for the year ended December 31, 2016 and Item 1A ("Risk Factors") of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this prospectus, and we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements contained in this prospectus and in the documents incorporated by reference herein. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of FWONK by the Selling Stockholders. The Selling Stockholders will receive all of the net proceeds from the sale of their shares of FWONK pursuant to this prospectus. See "Selling Stockholders."

 SELLING STOCKHOLDERS

        This prospectus relates to the offer and sale from time to time by the Selling Stockholders of up to 24,819,268 shares of FWONK, which are comprised of (i) shares of FWONK issued to the Selling Stockholders at the Second Closing and which remain unsold as of the date of this prospectus and (ii) the maximum number of shares of FWONK issuable upon the exchange of the Exchangeable Notes issued to the Selling Stockholders at the Second Closing. The shares of FWONK offered pursuant to this prospectus were issued to the Selling Stockholders in transactions that were exempt from the registration requirements of the Securities Act. See "The Company—Description of the Formula 1 Acquisition" for additional information regarding the Formula 1 Acquisition.

        At the Second Closing, we entered into a shareholders agreement with the Selling Stockholders. Pursuant to the shareholders agreement, we agreed to file the registration statement of which this prospectus forms a part covering the resale of the shares of FWONK issued to the Selling Stockholders at the Second Closing or issuable upon the exchange of the Exchangeable Notes issued to the Selling Stockholders at the Second Closing. See "—The Shareholders Agreement" for additional information regarding the shareholders agreement.

        The Selling Stockholders may offer and sell, pursuant to a prospectus supplement, any or all of such shares of FWONK beneficially owned by them at the time of such offer and sale and offered hereby in accordance with one or more of the methods of distribution described under the caption "Plan of Distribution."

        Information regarding the Selling Stockholders, the beneficial ownership of shares of FWONK by the Selling Stockholders, the number of shares of FWONK being offered by Selling Stockholders, the number of shares of FWONK and the percentage of the class to be beneficially owned by Selling Stockholders after the applicable offering and whether any of the Selling Stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the prior three years, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the Commission under the Exchange Act, which are incorporated by reference.

The Formula 1 Acquisition

        The shares of FWONK to be offered and resold by the Selling Stockholders pursuant to this prospectus are comprised of (i) 9,064,122 of the 54,660,897 shares of FWONK issued to the Selling Stockholders at the Second Closing (the "Stock Consideration") which remain unsold at the date of this prospectus and (ii) 15,755,153 shares of FWONK, equaling the maximum number of shares of FWONK issuable upon the exchange of the Exchangeable Notes issued to the Selling Stockholders at the Second Closing plus shares of FWONK issuable upon exchange of additional exchangeable notes issued by us in respect of accrued interest as of the date of this prospectus. The Stock Consideration and the Exchangeable Notes constituted a portion of the purchase price paid to the Selling Stockholders under the Second SPA in exchange for 100% of the fully-diluted equity interests in Delta Topco (other than a nominal number of equity securities held by the Teams).

        See "The Company—Description of the Formula 1 Acquisition" for additional information.

The Exchangeable Notes

        Pursuant to the Second SPA, effective at the Second Closing, Formula 1 amended and restated the instrument governing the F1 Loan Notes such that it would reflect the rights and preferences applicable to the Exchangeable Notes. At the Second Closing, approximately $351 million in principal amount of the Exchangeable Notes were issued to the Selling Stockholders (in their respective capacities as holders of Exchangeable Notes, the "Noteholders").

        The Exchangeable Notes will be exchangeable for newly issued shares of FWONK in the following circumstances:

  •
  Noteholder Optional Exchange.  Noteholders have the right, at any time, to require Formula 1 (which is now an indirect subsidiary of Liberty Media), to exchange any or all of the Exchangeable Notes held by such Noteholder for a number of fully paid shares of FWONK equal to the quotient of (i) the principal amount of the Exchangeable Notes to be so exchanged, plus accrued and unpaid interest thereon, and (ii) 105% of the $21.26 reference price, which is the assumed valuation of shares of FWONK utilized in the Formula 1 Acquisition (subject to adjustment for certain events). Alternatively, upon receipt of a request for a Noteholder optional exchange, Formula 1 has the right to redeem the Exchangeable Notes for an amount in cash.

  •
  Mandatory Exchange.  At any time when the total principal amount of the Exchangeable Notes (including PIK notes) outstanding and owned by a Noteholder or its affiliates is less than the total principal amount of Exchangeable Notes first issued to such Noteholder, Formula 1 has the right to require the Noteholder to exchange any or all such Exchangeable Notes for a number of fully paid shares of FWONK equal to (i) the principal amount of the Exchangeable Notes to be so exchanged, plus all accrued and unpaid interest thereon, divided by (ii) the volume weighted average trading price of shares of FWONK over the five consecutive trading days ending on the trading day immediately prior to the notification of the mandatory exchange. Alternatively, Formula 1 may elect to redeem any or all of such Exchangeable Notes for an amount in cash equal to the principal amount of the Exchangeable Notes to be redeemed plus accrued and unpaid interest thereon.

  •
  Transfer Exchange.  Formula 1 has the option to redeem Exchangeable Notes that a Noteholder proposes to transfer to a person (other than a permitted transferee) at a price, payable in cash, equal to the product of (i) the principal amount of the Exchangeable Notes proposed to be transferred, plus all accrued and unpaid interest thereon, divided by the exchange price, and (ii) the volume weighted average trading price of shares of FWONK over the five consecutive trading days ending on the trading day immediately prior to the delivery of the notice of transfer. If Formula 1 does not timely exercise its right to effect a transfer purchase, the Exchangeable Notes to be transferred shall be automatically exchanged prior to such transfer for a number of shares of FWONK equal to the quotient of (i) the principal amount of the Exchangeable Notes proposed to be transferred, plus all accrued and unpaid interest thereon, and (ii) 105% of the $21.26 reference price (subject to adjustment for certain events).

        The foregoing description describes certain material terms of the Exchangeable Notes. This summary is not complete and it is qualified in its entirety by reference to the form of Delta Topco Limited Exchangeable Redeemable Loan Note Instrument, which is incorporated by reference as Exhibit 10.60 to our Annual Report on Form 10-K for the year ended December 31, 2016.

The Shareholders Agreement

        At the Second Closing, we entered into a shareholders agreement (the "shareholders agreement") with the Selling Stockholders. Pursuant to the shareholders agreement, we agreed to file, as soon as reasonably practicable on or following the date of the Second Closing, a shelf registration statement on Form S-3 with the Commission with respect to the registration under the Securities Act of shares of FWONK comprised of (i) all shares of FWONK issued to the Selling Stockholders at the Second Closing and (ii) approximately 15.7 million shares of FWONK, equaling the maximum number of shares of FWONK issuable upon the exchange of the Exchangeable Notes issued to the Selling Stockholders at the Second Closing (the "Transaction Shelf Registration Statement"). Additionally, under the shareholders agreement, any Selling Stockholder party thereto is entitled to five demand registrations and unlimited piggyback registration rights to sell all or a portion of the shares held by such Selling Stockholder that were issued at the Second Closing or issued in exchange for Exchangeable Notes and that have not been transferred ("registrable securities") pursuant to a registration statement filed by Liberty Media. The aggregate market value of registrable securities that are the subject of a demand registration request, as measured by the market price on the date of such demand registration request, must be at least $100 million and Liberty Media will not be obligated to effect more than one demand registration statement in any 90 day calendar period. If a demand registration is an underwritten public offering (subject to certain exceptions), the Shareholder Representative (as defined in the shareholders agreement) will select the managing underwriters and counsel for such offering, subject to the approval of Liberty Media (such approval not to be unreasonably withheld).

        The shareholders agreement includes provisions regarding our and the Selling Stockholders' mutual indemnification rights and obligations relating to the registration of the Selling Stockholders' shares of FWONK. Under the shareholders agreement, we agreed to indemnify and hold harmless each Selling Stockholder named in a prospectus supplement to the fullest extent lawful against damages, directly or indirectly caused by, relating to, arising out of, based upon or in connection with any untrue statement of material fact (or alleged untrue statement of material fact) in this prospectus, or any amendment or supplement hereto, or any omission or alleged omission to state a material fact required to be stated in this prospectus, or any amendment or supplement hereto, necessary to make the statements herein, in light of the circumstances under which they were made, not misleading. Our obligations to indemnify the Selling Stockholders will not extend to any damages to a Selling Stockholder directly caused by a statement or omission in this prospectus, or any amendment or supplement hereto, made in reliance upon and in conformity with written information furnished to Liberty Media by the Selling Stockholder or on such Selling Stockholder's behalf, in either case expressly for use herein, or in any amendment or supplement hereto, relating to the Selling Stockholder. Similarly, under the shareholders agreement, the Selling Stockholders agreed to indemnify us (and our officers, directors, controlling affiliates and affiliates of the foregoing) against any and all damages to the extent directly caused by any untrue statement of material fact (or alleged untrue statement of material fact) or any omission or alleged omission to the extent such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Liberty Media by the Selling Stockholder or on such Selling Stockholder's behalf, in either case expressly for use in this prospectus, or any amendment or supplement hereto. Each Selling Stockholder's obligation to indemnify us is limited to the net proceeds received by such Selling Stockholder from the sale of registrable securities related to the matter in which damages are sought.

        The foregoing description describes certain material terms of the shareholders agreement. This summary is not complete and it is qualified in its entirety by reference to the form of Shareholders Agreement, which is incorporated by reference as Exhibit 10.59 to our Annual Report on Form 10-K for the year ended December 31, 2016.

PLAN OF DISTRIBUTION

        The Selling Stockholders may sell the shares of FWONK covered by this prospectus using one or more of the following methods:

  •
  underwriters in a public offering;

  •
  "at the market offerings" to or through market makers or into an existing market for the securities;

  •
  one or more block trades in which a broker-dealer will attempt to sell the shares of FWONK as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

  •
  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  broker-dealers, who may agree with the Selling Stockholders to sell a specified number of such shares of FWONK at a stipulated price per share;

  •
  privately negotiated transactions;

  •
  short sales (including short sales "against the box");

  •
  trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

  •
  any combination of the foregoing; or

  •
  any other method permitted pursuant to applicable law.

        To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of shares of FWONK may include the following information to the extent required by applicable law:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the purchase price of the shares;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

        There can be no assurance that the Selling Stockholders will sell any or all of their respective shares of FWONK offered by this prospectus.

        The aggregate proceeds the Selling Stockholders will receive from the sale of their shares of FWONK will be the purchase price of the shares of FWONK less any discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents, to reject, in whole or in part, any proposed purchase of shares of FWONK to be made directly or through agents. We will not receive any of the proceeds from the sale of shares of FWONK by the Selling Stockholders.

        The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of their respective shares of FWONK may be deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act.

        In order to comply with the securities laws of some states, if applicable, shares of FWONK may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of FWONK may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for shares of FWONK, or sales made to or through a market maker other than on an exchange.

        We will bear the costs relating to the registration and sale of the shares of FWONK offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes applicable to sales by the Selling Stockholders of their respective shares of FWONK, if any. We have agreed to indemnify the Selling Stockholders against certain damages, including liabilities with respect to any violation by us of the Securities Act, the Exchange Act and state securities laws applicable to us and relating to the registration of the shares of FWONK offered by this prospectus that have not directly resulted from written information about the Selling Stockholders furnished by or on behalf of the Selling Stockholders to us expressly for use in connection with such registration. See "Selling Stockholders—The Shareholders Agreement."

 LEGAL MATTERS

        Certain legal matters with respect to the validity of the securities that may be sold pursuant to this prospectus will be passed upon for us by Baker Botts L.L.P., New York, New York.

EXPERTS

        The consolidated financial statements of Liberty Media Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement on Form S-3 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 consolidated financial statements refers to the adoption of FASB ASU 2016-09: Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

        The consolidated financial statements of Delta Topco Limited at December 31, 2016 and 2015, and for each of the two years then ended, appearing in a prospectus supplement to this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young LLP's report also states that the consolidated statements of income and comprehensive income, changes in equity and cash flows for the year ended December 31, 2014 were not audited, reviewed or compiled by them and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance on them.

 WHERE TO FIND MORE INFORMATION

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the securities that may be sold using this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about Liberty Media and the securities that may be sold pursuant to this prospectus.

        The Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. We incorporate by reference the following documents, previously filed with the Commission by us and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described herein (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K):

  •
  Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017;

  •
  Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 9, 2017, and the quarterly period ended June 30, 2017, filed on August 9, 2017;

  •
  Current Report on Form 8-K (other than any portion thereof furnished or deemed furnished), filed on January 19, 2017, May 16, 2017, May 24, 2017, May 30, 2017, July 5, 2017 and July 10, 2017; and

  •
  The description of our capital stock contained in Amendment No. 1 to our Form 8-A filed under the Exchange Act on January 24, 2017, and any amendment or report filed for the purpose of updating such description.

        Any statement, including financial statements, contained in the filings (or portions of the filings) incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any supplement or amendment to this prospectus modifies, conflicts with or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Telephone: (720) 875-5400
Attention: Investor Relations

        Our annual, quarterly and current reports and other information are on file with the Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our SEC filings are also available to the public from the Commission's website at http://www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may be obtained from our website at www.libertymedia.com, although information contained on any website referenced in this prospectus is not incorporated by reference into and does not constitute a part of this prospectus.